Exhibit 99.2

Contact:
Javier Martin Riva
Chief Financial Officer
Garnero Group Acquisition Company
(55) 1130947970

FOR IMMEDIATE RELEASE

GARNERO GROUP ACQUISITION COMPANY ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

Sao Paulo, Brazil, June 26, 2014 – Garnero Group Acquisition Company (NASDAQ: GGACU) (the “Company”)  announced today that its Registration Statement on Form S-1 (SEC File No. 333-196117) was declared effective by the Securities and Exchange Commission.  The closing of the Company’s initial public offering of 12,500,000 units is expected to be consummated on or about July 1, 2014.  Each unit consists of one ordinary share, par value $.0001 per share, one right to automatically receive one-tenth of one ordinary share upon consummation of an initial business combination and one warrant entitling the holder to purchase one-half of one ordinary share at a price of $11.50 per full share commencing on the later of the Company’s completion of its initial business combination or June 25, 2015.  Each Unit will be sold at an offering price of $10.00 per unit for aggregate gross proceeds of $125,000,000.  EarlyBirdCapital, Inc. acted as Sole Book Runner and Managing Underwriter for the offering. Aegis Capital, Ladenburg Thalmann and I-Bankers were Co-Underwriters. The offering is being made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn: Aimee Bloch, 212-661-0200.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 25, 2014. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Garnero Group Acquisition Company is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, however the Company intends to initially focus on target businesses located in Latin America (with a particular emphasis on Brazil) or Europe operating in the energy (including renewables) and biotechnology industries or target businesses in such industries operating outside of those geographic locations which the Company believes would benefit from expanding their operations to such locations.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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